Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER AND ANNUAL RESULTS

MINNEAPOLIS, February 3, 2004 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ:CHRW), today reported financial results for the three months and twelve months ended December 31, 2003.

For the fourth quarter, gross profit increased 11.5 percent to $139.9 million in 2003 from $125.5 million in 2002. Income from operations increased 19.7 percent to $47.2 million in 2003 from $39.4 million in 2002. Net income increased 21.0 percent to $29.4 million in 2003 from $24.3 million in 2002. Diluted net income per share increased 21.4 percent to $0.34 per share in 2003 from $0.28 per share in 2002.

For the twelve months ended December 31, gross profit increased 12.6 percent to $544.8 million in 2003 from $483.8 million in 2002. Income from operations increased 17.2 percent to $183.6 million in 2003 from $156.6 million in 2002. Net income increased 18.5 percent to $114.1 million in 2003 from $96.3 million in 2002. Diluted net income per share increased 18.8 percent to $1.33 per share in 2003 from $1.12 per share in 2002.

“We’re very pleased with our strong fourth quarter and that we achieved our earnings growth goals for the year,” said John P. Wiehoff, chief executive officer of C.H. Robinson. “Our growth in the quarter was across all modes and types of customers. Freight demand was up, growing our volumes and causing truckload capacity to tighten. Our people worked hard to fulfill our customers’ increased service needs and take advantage of the new opportunities in the marketplace.”

Wiehoff continued, “Our long-term growth goal remains fifteen percent for gross profits, operating income and earnings. Going into early 2004, we anticipate continued increases in economic activity, accompanied by rising freight levels. At this point we don’t expect the new Hours of Service regulations to have a material impact on our growth or profitability. Truckload capacity will continue to cycle with demand, and we will continue to find new sources of capacity and meet our customer needs. We’re confident in our ability to perform well in the changing environment. Our business model and long-term growth strategy are solid and we’re focused on the future.”

For the fourth quarter, total Transportation gross profit increased 11.0 percent to $120.4 million in 2003 from $108.5 million in 2002. The increase in our truck transportation gross profit of 8.9 percent was driven primarily by volume growth in both truckload and less-than-truckload

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C.H. Robinson Worldwide, Inc.

February 3, 2004

transactions, while profit per transaction decreased. Increased market share with our large customers, coupled with new account development, drove our volume growth.

Our intermodal gross profit growth of 24.6 percent in the fourth quarter of 2003 was the result of increased volumes and margin expansion. Volume growth was driven by our aggressive sales efforts and a stronger focus on mode conversion opportunities for our customers. The margin expansion was due primarily to prior-year market conditions, which caused our margins last year to shrink. Margins in 2003 returned to levels more consistent with historical results.

Our ocean gross profit increased 7.4 percent this quarter compared to the fourth quarter of 2002. The significant growth in our air gross profit was primarily due to increased volumes with several large international customers, and because our Hong Kong office managed more air freight business through our own network, rather than through agents.

Miscellaneous transportation gross profit consists of customs brokerage fees, transportation management fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 23.0 percent in the fourth quarter was driven by an increase in transportation management fees, offset by a decrease in our customs brokerage fees.

For the fourth quarter, Sourcing gross profit increased 17.1 percent to $11.8 million in 2003 from $10.1 million in 2002. We continue to see the long-term trend of increases in volume and gross profit in our integrated relationships with large retailers and foodservice providers, offset by a decline in our business with produce wholesale customers. Our strong gross profit growth in the fourth quarter of 2003 was due to increased volumes with retail and foodservice customers and disappointing results in the fourth quarter of 2002.

For the fourth quarter, Information Services gross profit increased 11.0 percent to $7.7 million in 2003 from $6.9 million in 2002, primarily due to transaction growth. Following industry trends, T-Chek changed its pricing during the first quarter of 2002, which generated additional gross profit growth through the first quarter of 2003. Our growth rates in the second, third, and fourth quarters of 2003 were no longer impacted by this price change.

For the quarter, personnel expense as a percentage of gross profit increased to 49.5 percent in 2003 from 47.7 percent in 2002. This increase is largely attributable to an expense for restricted stock grants in 2003, as announced in the second quarter of 2003. The expense for these restricted stock grants is variable, based on the company’s earnings growth. For 2003, this expense was $7.6 million.

For the quarter, selling, general, and administrative expenses decreased 10.3 percent to $23.5 million in 2003 from $26.2 million in 2002. In the fourth quarter of 2002, we recorded a charge of $4.3 million related to a previously disclosed lawsuit settlement. We are still seeking to recover these funds from our insurance carriers. Excluding this charge, operating expenses as a percentage of gross profit decreased slightly. Many of our expenses are variable but we did gain some leverage with our gross profit growth.

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C. H. Robinson Worldwide, Inc.

February 3, 2004

Our capital expenditures for 2003 were consistent with historical levels. For 2004, we plan to have additional capital expenditures related to office space. To take advantage of favorable real estate market conditions, we have purchased an office building in Chicago, Illinois. This facility has approximately 80,000 square feet of office space. We are committed to having a major operations center in Chicago and this facility will accommodate our growth in future years. To support our growth in Minnesota, we have leased a new 58,000 square foot building in Eden Prairie. We will spend approximately $20 million over the course of 2004 to buy and renovate the building in Chicago and furnish both buildings. Beyond these real estate expenses, our capital expenditures are expected to continue at rates consistent with historical levels.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 16,000 customers through a network of 158 offices in North America, South America, Europe and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America through contracts with more than 25,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; the impact of new Hours of Service regulations adopted by the United States Department of Transportation Federal Motor Carrier Safety Administration; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risk and uncertainties detailed under “Cautionary Statement” in Exhibit 99.1 to C.H. Robinson’s Annual Report on Form 10-K filed on March 17, 2003.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter and 2003 Earnings Conference Call

Wednesday, February 4, 2004; 10:30 a.m. Eastern time

U.S. Participants: 888-625-1618; International Participants: 210-234-8003

Passcode: CHRW

Audio replay through February 6, 2004: 888-566-0471

Audio replay through February 18, 2004 through Investor Relations at www.chrobinson.com

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C.H. Robinson Worldwide, Inc.

February 3, 2004

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Gross revenues:
Transportation	$760,587	$667,751	$2,845,935	$2,517,211
Sourcing	174,074	164,793	737,939	751,331
Information Services	7,696	6,933	29,771	25,931

Total gross revenues	$942,357	$839,477	$3,613,645	$3,294,473

Gross profits:
Transportation:
Truck	$103,109	$94,678	$401,709	$361,353
Intermodal	7,651	6,141	28,103	21,111
Ocean	4,863	4,528	19,027	17,007
Air	1,927	839	4,891	3,068
Miscellaneous	2,853	2,319	10,973	8,772

Total transportation	120,403	108,505	464,703	411,311
Sourcing	11,812	10,089	50,373	46,536
Information services	7,696	6,933	29,772	25,931

Total gross profits	139,911	125,527	544,848	483,778

Operating costs and expenses:
Personnel expenses	69,246	59,919	271,470	236,673
Selling, general and administrative expenses	23,501	26,201	89,794	90,525

Total operating costs and expenses	92,747	86,120	361,264	327,198

Income from operations	47,164	39,407	183,584	156,580
Investment and other income:
Interest income and other	647	397	2,141	1,740
Nonqualified deferred compensation investment gain (loss)	203	77	447	(406)

Investment and other income	850	474	2,588	1,334

Income before provision for income taxes	48,014	39,881	186,172	157,914
Provision for income taxes	18,582	15,555	72,049	61,589

Net income	$29,432	$24,326	$114,123	$96,325

Net income per share (basic)	$0.35	$0.29	$1.35	$1.14
Net income per share (diluted)	$0.34	$0.28	$1.33	$1.12
Weighted average shares outstanding (basic)	84,425	84,273	84,387	84,368
Weighted average shares outstanding (diluted)	86,299	85,569	86,069	85,757

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C.H. Robinson Worldwide, Inc.

February 3, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$198,513	$132,999
Available-for-sale securities	45,736	45,227
Receivables	457,455	391,670
Other current assets	15,625	18,676

Total current assets	717,329	588,572
Net property and equipment	25,625	26,476
Intangible and other assets	165,195	162,103

	$908,149	$777,151

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$311,927	$275,157
Accrued compensation	46,582	39,533
Other accrued expenses	22,692	28,784

Total current liabilities	381,201	343,474
Long term liabilities:
Deferred tax liability	7,315	6,280
Nonqualified deferred compensation obligation	2,603	1,567

Total long term liabilities	9,918	7,847

Total liabilities	391,119	351,321
Total stockholders’ investment	517,030	425,830

	$908,149	$777,151

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C.H. Robinson Worldwide, Inc.

February 3, 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands, except operational data)

	Twelve months ended December 31,
	2003	2002
Operating activities:
Net income	$114,123	$96,325
Depreciation and amortization	10,992	14,029
Other non-cash expenses	23,099	8,979
Net changes in operating elements	(38,716)	(5,194)

Net cash provided by operating activities	109,498	114,139
Investing activities:
Net property additions	(8,265)	(7,325)
Cash paid for acquisition	(2,089)	(15,995)
Net purchases of investments	(521)	(45,209)
Other assets, net	(2,198)	(1,714)

Net cash used for investing activities	(13,073)	(70,243)
Financing activities:
Net repurchases of common stock	(5,953)	(5,513)
Cash dividends	(27,046)	(20,266)

Net cash used for financing activities	(32,999)	(25,779)
Effect of exchange rates on cash	2,088	(859)

Net increase in cash and cash equivalents	65,514	17,258
Cash and cash equivalents, beginning of period	132,999	115,741

Cash and cash equivalents, end of period	$198,513	$132,999

	As of December 31,
	2003	2002
Operational Data:
Employees	4,112	3,814
Branches	158	150

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